Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA
CONTACT: Pamela Marsh
(626) 535-8465

INDYMAC BANCORP ANNOUNCES RECORD QUARTERLY EPS OF $1.01, UP 44%
— Board of Directors Increases Quarterly Cash Dividend 27% to $0.38 —

PASADENA, Calif. – April 27, 2005 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record net earnings of $65.5 million, or $1.01 per share for the first quarter of 2005, compared with net earnings of $41.9 million, or $0.70 per share in the first quarter of 2004. IndyMac has also filed its Form 10-Q for the first quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.38 per share, up 27% from the dividend declared and paid in the second quarter last year, representing IndyMac’s eighth consecutive increase in the quarterly dividend. The cash dividend is payable June 9, 2005 to shareholders of record on May 12, 2005.

Highlights of the First Quarter

•	Record revenues of $268.1 million, up 45% over the first quarter of 2004.

•	Record earnings of $65.5 million, up 56% over the first quarter of 2004.

•	Record EPS of $1.01, up 44% over the first quarter of 2004.

•	Record ROE of 21.2%, up 31% relative to the first quarter of 2004.

•	Record total assets of $18.0 billion, up 24% compared with total assets at March 31, 2004.

•	Record mortgage loan production of $11.6 billion, up 68% over the first quarter of 2004.

•	IndyMac’s mortgage market share of 1.97% is up 76% over the first quarter of 2004 based on the Mortgage Bankers Association (MBA) April 2005 Mortgage Finance Forecast.

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•	IndyMac’s record pipeline of mortgage loans in process totaled $7.5 billion at March 31, 2005, up 26% year over year.

•	IndyMac’s portfolio of loans serviced for others increased 74% year over year to $56.0 billion at March 31, 2005.

•	Strong credit performance metrics with non-performing assets down 12% year over year and representing a low 0.54% of total assets compared with 0.75% of total assets at March 31, 2004.

•	Efficiency ratio of 59% reflects an improvement from 62% in the first quarter of 2004. Excluding a $6 million settlement of a class action lawsuit during the first quarter relating to wage/hour disputes, the efficiency ratio would have improved further to 57%.

“The record first quarter results reflect continued strong execution on our key strategies to drive returns across every facet of our hybrid thrift/mortgage banking business model,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “Mortgage production of $11.6 billion represented our fourth consecutive record quarter, which is particularly significant given that overall industry volumes declined sequentially in each of the last three quarters. Our mortgage market share of 1.97% represents an increase of 76% relative to the first quarter last year and a 10% increase from the fourth quarter. In addition, while the mortgage origination environment remains competitive, our margins on the sale of loans improved from the fourth quarter as strong investor demand for our loan products combined with our long-term pipeline hedging strategy, which is focused on maintaining stable margins, resulted in better execution than in our original forecast. In the thrift segment of our business, we also saw improvement in our net interest margin and credit performance, further enhancing our returns,” continued Perry.

“Given our strong first quarter results, we are increasing our guidance for the full year 2005 to $4.35 per share. This forecast is up $0.30 per share from the $4.05 per share guidance provided in our January earnings release and reflects a 28% increase over our 2004 pro forma results. Given that industry volumes are forecasted to continue to decline over the next couple of years, we believe that there is more risk of margin compression than expansion. As a result, our outlook calls for some margin compression but continued strong production volumes given our diverse product mix, our successful market share expansion, and the fact that our pipeline is at an all time high level. Our

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forecast also incorporates the market’s expectation of forward interest rates that has short term rates rising at a faster rate than long-term rates with the 1-month LIBOR increasing from 2.87% at March 31 to 3.80% by year end and the 10-year Treasury increasing from 4.48% at March 31 to 4.85% by year end. We expect this change to result in a decline in our overall net interest margin from 2.49% in the first quarter to 2.37% in the fourth quarter,” continued Perry.

“This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2005. However, the economy, interest rates and our industry remain volatile and, as a result, our actual results could vary significantly from this forecast,” concluded Perry.

The above forecast excludes the impact of the implementation of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which requires the expensing of stock options. Given that the required implementation date of SFAS 123R has been delayed to fiscal years beginning after June 15, 2005, we do not expect to implement this standard until required on January 1, 2006.

Conference Call

On Wednesday, April 27, 2005, at 12:00 P.M. EDT (9:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call in connection with IndyMac’s annual shareholders’ meeting to discuss the results of the first quarter, an update on IndyMac’s outlook for 2005 and a review of IndyMac’s strategic and financial plan followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast Access is available at: http://www.indymacbank.com

•	The telephone dial-in number is (800) 289-0569, access code # 3296684; and

•	The replay number is (888) 203-1112, access code # 3296684

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To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on April 27th through May 3rd and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the tenth largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns. IndyMac’s mortgage Website is ranked the number one overall mortgage Website by Watchfire® GomezPro™, an Internet quality measurement firm, a position it has held for eight of nine measurement periods since Fall 2000.

IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 23% for the period 1993 through March 31, 2005, under its current management team, has exceeded the comparable returns of 12% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, such as the effect of economic and market conditions, including industry volumes; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective

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estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465
pam.marsh@indymacbank.com

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